Preliminary Structural and Collateral Term Sheet
	1,414,000,000 (Approximate) of Senior Certificates
	J.P. Morgan Mortgage Trust 2006-A4
	Mortgage Pass-Through Certificates, Series 2006-A4
	05/04/2006
Features of the Transaction		Preliminary Mortgage Pool Data (approximate)
- Offering consists of approximately $1,414mm of Senior Certificates			Pool 1	Pool 2	Pool 3
expected to be rated AAA by 2 of the 4; S&P, Moody's, Fitch		Collateral Type	5YrHybrid	7YrHybrid	10YrHybrid
- The Amount of Senior Certificates is approximate and may vary.			ARMs	ARMs	ARMs
- Multiple groups of Mortgage Loans will collateralize the transaction		Outstanding Principal Balance	439,898,444	151,118,743	201,469,646
- There are approximately 6 groups of Senior Certificates, which may vary.		Number of Mortgage Loans	869	299	291
- The Credit Support for the Senior Certificates of Pools 1,2,3,4, & 5 is		Average Principal Balance	507,217	507,385	694,888
Cross-Collateralized, with respect to losses		Weighted Average Net Mortgage Rate	5.87%	5.84%	6.00%
- The Credit Support for the Senior Certificates of Pool 6 is		Weighted Average Maturity	358	358	357
Cross-Collateralized, with respect to losses		Weighted Average Seasoning	2	2	3
Key Terms		Weighted Average Months to Roll	58	82	117
		ARM Index	LY1(100%),CMT(0%)	LM6(53%),LY1(47%)	LY1(82%),LM6(17%),CMT(0
Issuer:	J.P.Morgan Mortgage Trust	Weighted Average Gross Margin	2.26	2.12	2.22
Underwriter:	J.P.Morgan Securities, Inc.	Initial Periodic Rate Cap	5.00	5.00	5.00
Depositor:	J.P. Morgan Acceptance Corp. I	Subsequent Periodic Rate Cap	2.31	1.61	1.89
Master Servicer:	Wells Fargo	Lifetime Rate Cap	5.00	5.00	5.00
Trustee:	US Bank National Association	Weighted Average Loan-to-Value	74%	66%	68%
Type of Issuance:	Public	Weighted Average FICO Score	737	747	737
Servicer Advancing:	Yes, Subject to Recoverability.	Geographic Distribution	CA(39%),FL(11%)	CA(18%),FL(11%)	CA(42%),NY(15%)
Compensating Interest:	Paid, But Capped.	Percent Owner Occupied	92%	90%	87%
Clean-Up Call / Optional Termination:	5% clean-up call (Group 1)	Percent Single Family / PUD	87%	85%	83%
	5% clean-up call (Group 2)	Interest Only	83%	89%	77%
Legal Investment:	The Senior Certificates are	Primary Servicer	Countrywide	PHH	Chase
	SMMEA Eligible at Settlement.	Other Servicers	Chase, PHH	Chase, Fifth Third	PHH, Countrywide
ERISA Eligible:	The Senior Certificates are		Fifth Third, Suntrust	HSBC,Suntrust	Fifth Third, Suntrust
	ERISA eligible subject to limitations set	Preliminary Mortgage Pool Data (approximate)
	forth in the final prospectus supplement.		Pool4	Pool 5	Pool 6
Tax Treatment:	REMIC	Collateral Type	10YrHybrid ARMs	3YrHybrid ARMs	10YrHybrid ARMs
Structure:	Senior/Subordinate w/ Shifting Interest and	Outstanding Principal Balance	530,635,103	17,548,119	132,835,297
	Subordinate Certificate Prepayment Lockout	Number of Mortgage Loans	759	39	185
Expected AAA Subordination:	(Group 1) 4.0% +/-.50%	Average Principal Balance	702,162	455,938	724,516
	(Group 2) 3.75% +/-.50%	Weighted Average Net Mortgage Rate	5.80%	5.80%	5.68%
Rating Agencies:	At least 2 of 4; Moody’s, S&P, Fitch, Dominion	Weighted Average Maturity	356	357	355
Registration:	Senior Certificates - DTC	Weighted Average Seasoning	3	3	5
Time Table		Weighted Average Months to Roll	117	33	115
		ARM Index	LY1(85%),LM6(15%)	LY1(100%),LM6(0%)	LM6(72%),LY1(28%),CMT
Cut-Off Date	May 1, 2006	Weighted Average Gross Margin	2.24	2.28	2.07
Settlement Date	May 31, 2006	Initial Periodic Rate Cap	5.00	2.72	5.00
First Distribution Date	June 25, 2006	Subsequent Periodic Rate Cap	1.93	2,00	1.29
Distribution Date	25th or Next Business Day	Lifetime Rate Cap	5.00	6.00	5.01
JPMSI Contact Information		Weighted Average Loan-to-Value	67%	75%	62%
		Weighted Average FICO Score	745	719	749
Trading/Structuring	Greg Boester	Geographic Distribution	CA(38%),NY(21%)	FL(26%),CA(21%)	CA(27%),NY(14%)
Eric Norquist	212-834-2499	Percent Owner Occupied	89%	79%	91%
Tom Scudese		Percent Single Family / PUD	78%	77%	90%
Marc Simpson		Interest Only	80%	86%	97%
Bridget Byrnes		Primary Servicer Other Servicers	Chase PHH,Countrywide Fifth Third, Suntrust	Chase PHH,HSBC Suntrust,MidAmerica	PHH

JP Morgan Securities Inc.

JP Morgan Securities Inc.					Deal Summary Report							jpmmt2006a4_0504
					Assumptions							Collateral
Settlement	31-May-2006		Prepay		25CPB				Balance		WAC	WAM	Age	WAL	Dur
1st Pay Date	25-Jun-2006		Default		0 CDR				$1,473,505,351.12		6.112	357	2	3.033
			Recovery	0	months
			Severity		0%
Tranche	Balance		Coupon	Principal	Avg	Dur	Yield	Spread	Bench	Price	$@1bp	Accrued	NetNet	Dated	Notes
Name				Window	Life			bp		%		Int(M)	(MM)	Date
1PT5	121,623,000.00		5.870	06/06-04/11	2.560									01-May-06	WAC
1F5	179,779,500.00		5.870	06/06-09/09	1.400									01-May-06	WAC
1M5	24,074,400.00		5.870	09/09-08/10	3.750									01-May-06	WAC
1L5	79,933,000.00		5.870	08/10-04/11	4.810									01-May-06	WAC
1MZ5	16,892,100.00		5.870	06/06-04/11	2.560									01-May-06	WAC
SUB1	53,630,053.75		5.856	06/06-04/16	5.126									01-May-06	WAC
2PT7	30,000,000.00		5.836	06/06-04/13	2.916									01-May-06	WAC
2F7	82,013,000.00		5.836	06/06-01/11	1.800									01-May-06	WAC
2L7	27,257,000.00		5.836	01/11-04/13	6.273									01-May-06	WAC
2MZ7	5,803,000.00		5.836	06/06-04/13	2.916									01-May-06	WAC
3PT1	185,674,000.00		6.000	06/06-04/16	3.165									01-May-06	WAC
3MZ1	7,736,000.00		6.000	06/06-04/16	3.165									01-May-06	WAC
4PT1	200,000,000.00		5.798	06/06-04/16	3.163									01-May-06	WAC
4F10	135,411,000.00		5.798	06/06-07/09	1.350									01-May-06	WAC
4M10	117,760,000.00		5.798	06/06-05/13	3.500									01-May-06	WAC
4L10	35,862,000.00		5.798	05/13-04/16	8.906									01-May-06	WAC
4MZ1	20,376,000.00		5.798	06/06-04/16	3.163									01-May-06	WAC
5PT1	16,172,000.00		5.798	06/06-03/09	1.884									01-May-06	WAC
5MZ1	674,000.00		5.798	06/06-03/09	1.884									01-May-06	WAC
6PT1	127,853,000.00		5.677	06/06-01/16	3.183									01-May-06	WAC
2B1	2,192,000.00		5.677	06/06-01/16	5.710									01-May-06	WAC
2B2	929,000.00		5.677	06/06-01/16	5.710									01-May-06	WAC
2B3	531,000.00		5.677	06/06-01/16	5.710									01-May-06	WAC
2B4	531,000.00		5.677	06/06-01/16	5.710									01-May-06	WAC
2B5	464,000.00		5.677	06/06-01/16	5.710									01-May-06	WAC
2B6	335,297.37		5.677	06/06-01/16	5.710									01-May-06	WAC
Yield Curve					Swap Curve
Mat	6MO	2YR	3YR	5YR	10YR	3MO	6MO	1YR	2YR	3YR	4YR	5YR	7YR
Yld	4.934	4.925	4.949	4.995	5.131	5.150	5.252	5.380	5.395	5.418	5.453	5.504	5.575

The issuer has filed a registration statement (including a prospectus) with the SEC or the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at Thomas.m.panagis@jpmorgan.com.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the “Computational Materials”) that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein.  As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context, or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  These Computational Materials should not be construed as either projections or predictions.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

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Copyright 2005 JPMorgan Chase & Co.  All rights reserved.  J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC.  JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials.  Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. Subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.